Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS HOSPITALITY SEGMENT
OPERATING RESULTS FOR NOVEMBER 2008
Company Provides Preliminary December Hospitality Segment Revenue Results
Company Resolves All Claims with Perini over Construction of Gaylord National Resort
Company Announces Repurchase of $45.8 Million in Outstanding Senior Notes
NASHVILLE, Tenn. (January 5, 2009) — Gaylord Entertainment Co. (NYSE: GET) today reported its operating results for November 2008 and preliminary revenue results for December 2008. During this two month reporting period the Company’s hotels experienced a modest decline in business volumes related to its group business and holiday transient programs.
•	For the month of November 2008, same-store total hospitality revenue declined 5.4 percent from the same month last year, to $55.0 million.
•	Same-store hospitality segment Consolidated Cash Flow(1) (“CCF”) for November 2008 also declined from the same period last year to $11.8 million, down 2.6 percent. November 2008 operating income for the same-store hospitality segment was $4.8 million.
•	Gaylord National total revenues for November 2008 were $16.1 million with occupancy of 56 percent. Gaylord National reported CCF of $2.6 million for the month of November 2008. Operating income for the month was $199 thousand.
•	Preliminary results for December 2008 indicate that same-store total hospitality revenue declined 4.8 percent from the same period last year to $65.1 million.
•	Preliminary December total revenue results for Gaylord National were $12.8 million.
“Based on preliminary results, our business performance in the fourth quarter was in-line with the guidance we provided in our third quarter 2008 earnings announcement in November,” said Colin V.

Reed, chairman and chief executive officer of Gaylord Entertainment. “During the month of December we experienced a modest decline in group business on a same-store basis relative to December 2007. This decline was partially offset by higher transient occupancy and increased attrition and cancellation fee collections. Outside-the-room spending was down modestly both in banquet and outlet spending. Additionally, ticket sales to our holiday programs were marginally below our expectations. In the first quarter of 2009, our focus will again be on our group business and we will continue to monitor our results and will provide additional details during our next quarterly earnings call.”
The Company also announced that on December 23, 2008 it entered into an amended agreement (the “Final Settlement Agreement”) with Perini/Tomkins Joint Venture (“PTJV”) to resolve the disputes arising from the construction of the Gaylord National Resort and Convention Center project located at National Harbor, Maryland. The Final Settlement Agreement establishes the final contract amount of $845 million, which is within the amount the Company had accrued for capital expenditures in its consolidated balance sheet as of the end of the third quarter 2008. The settlement resolves all claims between the Company and PTJV which will enable them to avoid further litigation. The settlement entailed a final cash payment of approximately $40 million to PTJV prior to the end of 2008. Including the cost of the Final Settlement Agreement, the final cost of the project was approximately $1,050 million.
Reed continued, “With the Gaylord National project closed out we have satisfied our last committed capital expenditure. Going forward we will be aggressive in our effort to maximize operating results while being cautious in our capital spending to reduce leverage.”
Also during the month of December 2008, the Company repurchased $45.8 million in aggregate principal amount of its outstanding senior notes ($28.5 million of 8 percent senior notes and $17.3 million of 6.75 percent senior notes) for $25.6 million. In the fourth quarter, the Company will record a pretax gain of approximately $20 million (approximately $13 million after tax) as a result of the repurchase. The Company used available cash and borrowings under its revolving credit facility to finance the purchases and intends to consider additional repurchases of its senior notes from time to time depending on market conditions.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1 Consolidated Cash Flow (“CCF”) (which is used in this release as that term is defined in the Indentures governing the Company’s 8 percent and 6.75 percent senior notes) is a non-GAAP financial measure which excludes the impact of depreciation and amortization, pre-opening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the termination of certain interest rate swaps and the disposal of certain fixed assets and our investment in Bass Pro, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the Company on a consolidated basis for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The items applicable to the calculation of hospitality segment CCF for the periods presented as well as a reconciliation of hospitality segment CCF to segment operating income is included as part of the Supplemental Financial Results contained in this press release.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, President and CFO	Brian Abrahamson
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Mark Fioravanti, Senior Vice President and Treasurer	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Rob Tanner, Director Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY HOSPITALITY SEGMENT
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands)

Consolidated Cash Flow (“CCF”) reconciliation:

	One Month Ended Nov. 30,
	2008		2007
	$	Margin	$	Margin
Hospitality segment
Revenue	$71,059	100.0%	$58,133	100.0%
Operating income	4,964	7.0%	4,233	7.3%
Depreciation & amortization	8,867	12.5%	5,512	9.5%
Pre-opening costs	0	0.0%	1,823	3.1%
Other non-cash expenses	510	0.7%	518	0.9%
Stock option expense	158	0.2%	124	0.2%
Other (losses) and gains, net	(120)	-0.2%	(127)	-0.2%
Losses on sales of assets	36	0.1%	—	0.0%

CCF	$14,415	20.2%	$12,083	20.8%

Gaylord National
Revenue	$16,051
Operating income	199
Depreciation & amortization	2,428
Stock option expense	19

CCF	$2,646

Same Store
Revenue	$55,008
Operating income	4,765
Depreciation & amortization	6,439
Other non-cash expenses	510
Stock option expense	139
Other gains and (losses), net	(120)
Losses on sales of assets	36

CCF	$11,769